Exhibit 2.2

ARRANGEMENT AGREEMENT

      MEMORANDUM OF AGREEMENT made the 9th day of June, 2004, AMONG:

WASTE SERVICES, INC., a corporation existing under the laws of the State of Delaware (hereinafter referred to as “WSI”)

-and -

CAPITAL ENVIRONMENTAL HOLDINGS COMPANY, an unlimited liability company existing under the laws of the Province of Nova Scotia (hereinafter referred to as “Capital Holdings”)

-and -

CAPITAL ENVIRONMENTAL RESOURCE INC., a corporation existing under the laws of the Province of Ontario (hereinafter referred to as “CERI”)

      THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1     Definitions

      In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings, respectively:

“1933 Act” means the United States Securities Act of 1933, as amended;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“affiliate” of any person means any other person directly or indirectly controlled by, or under control of, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control of”), as applied to any person, means the possession by another person of the power to direct or cause the direction of the management and policies of that first mentioned person through the direct or indirect ownership of over 50% of the voting securities;

“Agreement” means this agreement, including any Schedules to this agreement, as it may be amended or supplemented from time to time in accordance with the provisions hereof;

“Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities as set out in Schedule A hereto, excluding for greater certainty the Interim Order and the Final Order;

“Arrangement” means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court;

“Arrangement Agreements” means collectively this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement;

“Arrangement Resolution” means the special resolution of CERI Shareholders, to be substantially in the form and content of Schedule B annexed hereto;

“Articles of Arrangement” means the articles of arrangement of CERI in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made;

“Business Day” means any day on which commercial banks are generally open for business in New York, New York and Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a statutory holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America or in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada;

“CERI Common Shares” means the issued and outstanding voting common shares in the capital of CERI;

“CERI Meeting” means the special meeting of CERI Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement;

“CERI Options” means the options to purchase CERI Common Shares granted under the CERI Stock Option Plan and options to purchase CERI Common Shares granted to non-employees outstanding and unexercised on the Effective Date;

“CERI Preferred Shares” means the preferred shares in the capital of CERI;

“CERI Shareholders” means the holders of CERI Common Shares;

“CERI Stock Option Plan” means, collectively, the 1997 Stock Option Plan and the 1999 Stock Option Plan approved by the board of directors of CERI, each as amended or replaced from time to time;

“CERI Warrants” means the warrants exercisable for CERI Common Shares outstanding and unexercised on the Effective Date;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed;

“Court” means the Ontario Superior Court of Justice;

“Depositary” means American Stock Transfer & Trust Company at its offices set out in the Letter of Transmittal and Election Form;

“Director” means the Director appointed pursuant to section 278 of the OBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in section 3.1 of the Plan of Arrangement;

“Dissenting Shareholder” has the meaning ascribed thereto in section 1.1 of the Plan of Arrangement;

“Drop Dead Date” means August 31, 2004, or such later date as may be mutually agreed to by the parties hereto;

“Elected Shares” means the CERI Common Shares held by persons that are not U.S. Persons who elect, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the election deadline, to receive Exchangeable Shares in connection with the Arrangement;

“Effective Date” means the date shown on the Certificate, provided that such date occurs on or prior to the Drop Dead Date;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Exchangeable Shares” means the exchangeable shares in the capital of CERI;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Form S-3” has the meaning ascribed thereto in Section 2.6 hereof;

“Form S-8” has the meaning ascribed thereto in Section 2.6 hereof;

“Governmental Entity” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any regulatory agency or self-regulatory authority (including the OSC, the QSC, the NASDAQ and the SEC), or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“holders” means, when used with reference to CERI Common Shares, Exchangeable Shares, CERI Warrants or CERI Options, the holders thereof shown from time to time in the register maintained by or on behalf of CERI in respect of such securities;

“including” means including without limitation;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement;

“ITA” means the Income Tax Act (Canada), as amended;

“Laws” means all statutes, regulations, statutory rules, orders and terms and conditions of any grant of approval, permission, authority or licence of any court, Governmental Entity, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of CERI Common Shares, in the form accompanying the Proxy Statement;

“Material Adverse Effect” when used in connection with a person, means any effect that is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, results of operations or prospects of that Person;

“material fact” shall have the meaning ascribed thereto under the Securities Act;

“NASDAQ” means the NASDAQ National Market;

“OBCA” means the Business Corporations Act (Ontario), as amended;

“OSC” means the Ontario Securities Commission;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule C annexed hereto and any amendments or variations thereto made in accordance with Section 6.1 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court;

“Proxy Statement” means the notice of the CERI Meeting and accompanying proxy statement, including all schedules and exhibits thereto, to be sent to CERI Shareholders in connection with the CERI Meeting;

“QSC” means the Québec Securities Commission;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Support Agreement” means an agreement to be made among CERI, WSI and Capital Holdings substantially in the form and content of Schedule D annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree;

“Trustee” means the trustee to be chosen by WSI and CERI, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation existing under the laws of Canada or any province therein and authorized to carry on the business of a trust company in Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“U.S. Code” means the Internal Revenue Code of 1986, as amended through the date hereof;

“U.S. Dollar Equivalent” means in respect of an amount expressed in currency other than U.S. dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying:

(a) the Foreign Currency Amount by,

(b) the noon spot exchange rate on such date for such foreign currency expressed in U.S. dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in U.S. dollars as may be deemed by the board of directors of WSI to be appropriate for such purpose;

“U.S. Person” means any person or entity that is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person;

“U.S. Treasury Regulation” means the Treasury Regulations promulgated by the U.S. Department of Treasury with respect to the U.S. Code;

“Voting and Exchange Trust Agreement” means an agreement to be made among WSI, CERI and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule E annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree;

“WSI Common Shares” means voting shares in the common stock of WSI; and

“WSI Special Voting Share” means the share in the special voting stock of WSI to be issued in its own series, which entitles the holder of record to a number of votes at meetings of holders of WSI Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by WSI and its affiliates), which share is to be issued to, deposited with, and voted by, the Trustee as described in the Voting and Exchange Trust Agreement.

      1.2     Interpretation Not Affected by Headings, etc.

      The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

      1.3     Dates, Currency, Number, etc.

      In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

      1.4     Entire Agreement

      This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement.

      1.5     Schedules

      The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

Schedule A — Appropriate Regulatory Approvals
Schedule B — Arrangement Resolution
Schedule C — Plan of Arrangement
Schedule D — Support Agreement
Schedule E — Voting and Exchange Trust Agreement
Schedule F — CERI Disclosure
Schedule G — WSI and Capital Holdings Disclosure

ARTICLE 2

THE ARRANGEMENT

      2.1     Implementation Steps by CERI

      CERI covenants in favour of WSI that CERI shall:

(a) as soon as reasonably practicable, apply in a manner acceptable to WSI, acting reasonably, under section 182 of the OBCA for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

(b) subject to Section 2.5, convene and hold the CERI Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

(c) subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

(d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement; and

(e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, execute and deliver the Support Agreement and the Voting and Exchange Trust Agreement.

      2.2     Implementation Steps by WSI and Capital Holding

      Each of WSI and Capital Holdings covenants in favour of CERI that, on or prior to the Effective Date and subject to the satisfaction or waiver of the other conditions herein contained in favour of each such party:

(a) WSI and Capital Holdings shall execute and deliver the Support Agreement;

(b) WSI shall execute and deliver the Voting and Exchange Trust Agreement; and

(c) WSI shall issue to the Trustee the WSI Special Voting Share.

      2.3     Interim Order

      The notice of motion for the application to obtain the Interim Order shall request that the Interim Order provide:

(a) that the class of Persons to whom notice is to be provided in respect of the Arrangement and the CERI Meeting shall be the CERI Shareholders and the manner in which such notice is to be provided;

(b) that the requisite approval for the Arrangement Resolution shall be two-thirds of all of the votes cast on the Arrangement Resolution by CERI Shareholders present in person or by proxy at the CERI Meeting and, in that regard, each holder of CERI Common Shares is entitled to one vote for each CERI Common Share held;

(c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of CERI, including quorum requirements and all other matters, shall apply in respect of the CERI Meeting; and

(d) for the grant of the Dissent Rights.

      2.4     Articles of Arrangement

      The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide substantially that the following shall occur and shall be deemed to occur in the following order (except that (c), (d), (e) and (f) shall be deemed to have occurred simultaneously) without any further act or formality:

(a) the articles of CERI will be amended to (i) create, as a class of shares in the capital of CERI, an unlimited number of Exchangeable Shares and (ii) change the name of CERI to “Waste Services (CA) Inc.”;

(b) Capital Holdings will purchase at fair market value from WSI the WSI Common Shares required to effect the exchange in paragraph (c), and in consideration therefor will assume any debt owing by WSI to CERI and will issue and deliver to WSI one common share in the capital of Capital Holdings for each such WSI Common Share so purchased and WSI will be recorded as the holder of such common shares of Capital Holdings and be deemed the legal and beneficial owner thereof;

(c) each CERI Common Share (other than Elected Shares and CERI Common Shares held by (i) Dissenting Shareholders who are ultimately entitled to be paid the fair value of the CERI

Common Shares held by them, and (ii) WSI) will be transferred, without any further act or formality, by the holder thereof to Capital Holdings in exchange for one fully paid and non-assessable WSI Common Share, free and clear of all liens, claims and encumbrances, and the name of each such holder will be removed from the register of holders of CERI Common Shares and subject to complying with the procedure for obtaining WSI Common Shares, added to the register of holders of WSI Common Shares, and Capital Holdings will be recorded as the registered holder of such CERI Common Shares so transferred and will be deemed to be the legal and beneficial owner thereof;

(d) each CERI Common Share that is an Elected Share will be converted into one fully paid and non-assessable Exchangeable Share, and the name of each such holder will be removed from the register of holders of CERI Common Shares and added to the register of holders of Exchangeable Shares;

(e) WSI, CERI and the Trustee will enter into the Voting and Exchange Trust Agreement and WSI will issue to and deposit with the Trustee the WSI Special Voting Share, in consideration of the payment to WSI by CERI on behalf of the holders of the Elected Shares of US$1.00, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement;

(f) each WSI Common Share held by CERI will be redeemed at a price of US$1.00 per share;

(g) each CERI Option outstanding at the Effective Time will continue to be an obligation of CERI; however, pursuant to the terms of the CERI Option, it shall permit the holder to purchase a number of WSI Common Shares equal to the number of CERI Common Shares that may be purchased if such CERI Option were exercisable and exercised immediately prior to the Effective Time. Each CERI Option shall continue to provide for an exercise price per WSI Common Share equal to the exercise price per CERI Common Share of such CERI Option immediately prior to the Effective Time. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such CERI Option will otherwise be unchanged, and any document or agreement previously evidencing a CERI Option shall thereafter continue to evidence and be deemed to evidence such CERI Option; and

(h) each CERI Warrant outstanding at the Effective Time will continue to be an obligation of CERI; however, pursuant to the terms of the CERI Warrant, it shall permit the holder to purchase a number of WSI Common Shares equal to the number of CERI Common Shares that may be purchased if such CERI Warrant were exercisable and exercised immediately prior to the Effective Time. Each CERI Warrant shall continue to provide for an exercise price per WSI Common Share equal to the exercise price per CERI Common Share of such CERI Warrant immediately prior to the Effective Time. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such CERI Warrant will otherwise be unchanged, and any document or agreement previously evidencing a CERI Warrant shall thereafter continue to evidence and be deemed to evidence such CERI Warrant.

      2.5     Proxy Statement

      As promptly as practicable after the execution and delivery of this Agreement, CERI shall prepare the Proxy Statement together with any other documents required by applicable Laws in connection with the Arrangement, and as promptly as practicable after the execution and delivery of this Agreement, CERI shall cause the Proxy Statement and other documentation required in connection with the CERI Meeting to be sent to each CERI Shareholder and filed as required by the Interim Order and applicable Laws.

      2.6     Securities Law Compliance

      (a) CERI shall use all reasonable efforts to obtain all orders required from the applicable securities authorities to permit the issuance and first resale of (a) the Exchangeable Shares and the WSI Common

Shares issued pursuant to the Arrangement, (b) the WSI Common Shares issued upon exchange of the Exchangeable Shares from time to time and (c) the WSI Common Shares issued from time to time upon the exercise of the CERI Options and the CERI Warrants, in each case without qualification with or approval of or the filing of any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity under any applicable securities Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer).

      (b) As promptly as practicable after the date hereof, WSI shall file a registration statement on Form S-3 (or other applicable form) (the “Form S-3”) in order to register under the 1933 Act the WSI Common Shares to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares and upon exercise of the CERI Warrants and shall use its reasonable efforts to cause the Form S-3 to become effective and to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding.

      (c) As promptly as practicable after the date hereof, WSI shall file a registration statement on Form S-8 (or other applicable form) (the “Form S-8”) in order to register under the 1933 Act those WSI Common Shares to be issued from time to time after the Effective Time upon the exercise of the CERI Options.

      2.7     Preparation of Filings

      (a) CERI shall ensure that the Proxy Statement complies with all applicable Laws and, without limiting the generality of the foregoing, that the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made. Without limiting the generality of the foregoing, CERI shall ensure that the Proxy Statement provides CERI Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the CERI Meeting and WSI shall provide all information regarding it necessary to do so.

      (b) WSI shall ensure that the Form S-3 and Form S-8 (or other applicable forms filed pursuant to Section 2.6) comply with all applicable Laws and, without limiting the generality of the foregoing, that such documents, and any documents incorporated by reference therein, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made and CERI shall provide all information regarding it necessary to do so.

      2.8     U.S. Federal Income Tax Considerations

      (a) The Arrangement is intended to qualify as a “reorganization” within the meaning of section 368(a)(1)(B) of the U.S. Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation section 1.368-2(g).

      (b) Neither CERI, WSI nor Capital Holdings shall take any action that is inconsistent with the treatment of the Arrangement as a “reorganization” or the treatment of this Agreement as a “plan of reorganization.”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

      3.1     Representations and Warranties of CERI

      CERI represents and warrants to and in favour of each of WSI and Capital Holdings as follows and acknowledges that each of WSI and Capital Holdings is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a) Organization. CERI has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its business as currently owned and conducted.

(b) Capitalization. The authorized capital of CERI consists of an unlimited number of CERI Common Shares and an unlimited number of CERI Preferred Shares issuable in series, of which, as at May 31, 2004, 95,383,778 CERI Common Shares were issued and outstanding as fully paid and non-assessable shares and have been offered, issued, sold and delivered in compliance in all material respects with applicable securities Laws in the United States and Canada and no other shares of any series or class are issued and outstanding. Except as required pursuant to the Arrangement or as set out in Schedule F, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating CERI to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares and there are no outstanding contractual obligations of CERI to repurchase, redeem or otherwise acquire any of its outstanding securities.

(c) Authority, Authorization and No Violation.

(i) CERI has the requisite corporate power and authority to enter into the Arrangement Agreements and to perform its obligations thereunder. The execution and delivery of the Arrangement Agreements by CERI and the consummation by CERI of the transactions contemplated by the Arrangement Agreements have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize the Arrangement Agreements or the transactions contemplated thereby other than, with respect to the completion of the Arrangement, the approval of the CERI Shareholders.

(ii) This Agreement has been duly executed and delivered by CERI and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity. Each of the Support Agreement and the Voting and Exchange Trust Agreement will be duly executed and delivered by CERI and, when so executed and delivered, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(iii) The board of directors of CERI has (A) determined that the Arrangement is in the best interests of CERI and (B) determined to recommend that the CERI Shareholders vote in favour of the Arrangement.

(iv) The approval of the Arrangement Agreements, the execution and delivery by CERI of the Arrangement Agreements and the performance by it of its obligations thereunder and the completion of the Arrangement and the transactions contemplated thereby will not result in a violation or breach of any provision of its certificate of incorporation, articles, by-laws or other charter documents.

(v) No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by CERI in connection with the execution and delivery of this Agreement or the consummation by CERI of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the OBCA, (D) the Appropriate Regulatory Approvals relating to CERI, (E) any approval required in connection with the amendment of the articles of CERI to change CERI’s name to “Waste Services (CA) Inc.” or to create the Exchangeable Shares and (F) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on CERI.

(d) Exchangeable Shares. The Exchangeable Shares to be issued in connection with the Arrangement will be duly and validly issued by CERI on the Effective Date as fully paid and non-assessable shares.

(e) Common Shares. The CERI Common Shares to be transferred to Capital Holdings in connection with the Arrangement will be duly and validly transferred on the books and records of CERI on their date of transfer and shall be fully paid and non-assessable shares.

      3.2     Representations and Warranties of WSI and Capital Holdings

      WSI and Capital Holdings jointly and severally represent and warrant to and in favour of CERI as follows and acknowledge that CERI is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a) Organization. Each of WSI and Capital Holdings has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its business as currently owned and conducted.

(b) Capitalization. The authorized capital of WSI consists of 500,000,000 WSI Common Shares and 5,000,000 shares of preferred stock, issuable in series (100,000 of which have been designated as Series A Preferred Stock), of which, as at May 31, 2004, one WSI Common Share and 55,000 shares of Series A Preferred Stock were issued and outstanding as fully paid and non-assessable shares and have been offered, issued, sold and delivered in compliance in all material respects with applicable securities Laws in the United States and Canada and no other shares of any series or class are issued and outstanding.

The authorized capital of Capital Holdings consists of 10,000,000 common shares and 10,000,000 preferred shares, issuable in series, of which, as at May 31, 2004, 100 common shares were issued and outstanding as a fully paid and non-assessable shares and have been offered, issued, sold and delivered in compliance in all material respects with applicable securities Laws in the United States and Canada and no other shares of any series or class are issued and outstanding.

Except as required pursuant to the Arrangement or as set out in Schedule G, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating either WSI or Capital Holdings to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares in the capital of either WSI or Capital Holdings and there are no outstanding contractual obligations of WSI or Capital Holdings to repurchase, redeem or otherwise acquire any of its respective outstanding securities.

(c) Authority, Authorization and No Violation.

(i) Each of WSI and Capital Holdings has the requisite corporate power and authority to enter into the Arrangement Agreements to which it is a party and to perform its respective obligations thereunder. The execution and delivery of the Arrangement Agreements to which it is a party by each of WSI and Capital Holdings and the consummation by each of WSI and Capital Holdings of the transactions contemplated by the Arrangement Agreements to which it is a party have been duly authorized by its respective board of directors and no other corporate proceedings on its part are necessary to authorize the Arrangement Agreements to which it is a party or the transactions contemplated thereby.

(ii) This Agreement has been duly executed and delivered by each of WSI and Capital Holdings and constitutes a legal, valid and binding obligation, enforceable against each of WSI and Capital Holdings in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity. Each of the Support Agreement and the Voting and Exchange Trust Agreement will be duly executed and delivered by WSI and, when so executed and delivered, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity. The Support Agreement will be duly executed and delivered by Capital Holdings and, when so executed and delivered, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(iii) The approval by each of WSI and Capital Holdings of the Arrangement Agreements to which it is a party, the execution and delivery by each of WSI and Capital Holdings of the Arrangement Agreements to which it is a party and the performance by each of WSI and Capital Holdings of its obligations thereunder and the completion of the Arrangement and the transactions contemplated thereby will not result in a violation or breach of any provision of the certificate of incorporation, articles, by-laws or other charter documents of either WSI or Capital Holdings.

(iv) No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by either WSI or Capital Holdings in connection with the execution and delivery of the Arrangement Agreements or the consummation by either WSI or Capital Holdings of the transactions contemplated thereby other than (A) the Appropriate Regulatory Approvals relating to WSI and Capital Holdings, respectively, (B) any filings required in connection with the creation and issue of the WSI Special Voting Share and (C) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on WSI or Capital Holdings.

(d) WSI Securities. The WSI Common Shares to be issued pursuant to the Arrangement or upon the exchange from time to time of the Exchangeable Shares or upon the exercise from time to time of the CERI Options or the CERI Warrants will, in all cases, be duly and validly issued by WSI on their respective dates of issue as fully paid and non-assessable shares.

(e) Capital Holdings Common Shares. The common shares in the capital of Capital Holdings to be issued pursuant to the Arrangement or upon the exchange from time to time of the Exchangeable Shares will, in all cases, be duly and validly issued by Capital Holdings on their respective dates of issue as fully paid and non-assessable shares.

      3.3     Survival

      The representations and warranties of CERI, WSI and Capital Holdings contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time.

ARTICLE 4

COVENANTS

      4.1     Covenants of CERI

      (a) CERI covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except with respect to any matter contemplated by this Agreement or the Plan of Arrangement, CERI will:

(i) not split, combine or reclassify any of the outstanding shares of CERI nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of CERI, other than normal and customary dividends on the CERI Common Shares;

(ii) not amend the articles or by-laws of CERI other than to create the Exchangeable Shares;

(iii) not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for (a) the issuance of CERI Common Shares pursuant to the exercise of CERI Options granted prior to the date hereof, (b) the issuance of CERI Common Shares pursuant to the exercise of CERI Warrants granted prior to the date hereof, (c) the issuance of additional options in the ordinary course of business consistent with past practice under the CERI Stock Option Plan and the issuance of CERI Common Shares in respect thereof and (d) the issuance of CERI Common Shares or additional warrants to obtain CERI Common Shares in connection with a transaction in respect of which the recipient of such securities is made aware of the Arrangement and is permitted to participate, assuming the exercise of such warrants, as a shareholder in the meeting of CERI Shareholders to approve the Arrangement or otherwise consents to the Arrangement;

(iv) not, whether through its board of directors or otherwise, accelerate the vesting of any unvested CERI Options or CERI Warrants, or otherwise amend, vary or modify the CERI Stock Option Plan; or

(v) carry out the terms of the Interim Order and the Final Order applicable to it and use its commercially reasonable efforts to comply promptly with all requirements that applicable Laws may impose on CERI with respect to the transactions contemplated hereby and by the Arrangement.

      (b) CERI covenants and agrees to do all such acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, CERI shall:

(i) use all reasonable efforts to obtain the approvals of the CERI Shareholders to the Arrangement, subject, however, to the exercise by the board of directors of CERI of its fiduciary duties;

(ii) apply for and use all commercially reasonable efforts to obtain all Appropriate Regulatory Approvals relating to CERI;

(iii) apply for and use all commercially reasonable efforts to obtain the Interim Order and the Final Order;

(iv) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use its commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to CERI which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(v) effect all necessary registrations, filings and submissions of information required by Governmental Entities from CERI;

(vi) use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by CERI from other parties to loan agreements, leases or other contracts; and

(vii) reserve a sufficient number of Exchangeable Shares for issuance upon the completion of the Arrangement.

      4.2     Covenants of WSI

      (a) WSI covenants and agrees to do all such acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i) apply for and use all reasonable efforts to obtain all Appropriate Regulatory Approvals relating to WSI;

(ii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use all reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to WSI which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(iii) effect all necessary registrations, filings and submissions of information required by Governmental Entities from WSI;

(iv) create the WSI Special Voting Share;

(v) reserve a sufficient number of WSI Common Shares for issuance upon the completion of the Arrangement, the exchange from time to time of Exchangeable Shares and the exercise from time to time of CERI Options and CERI Warrants;

(vi) carry out the terms of the Interim Order and the Final Order applicable to it and use its commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on WSI with respect to the transactions contemplated hereby and by the Arrangement; and

(vii) use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by WSI from other parties to loan agreements, leases or other contracts.

      (b) WSI covenants and agrees that it shall not take any deliberate action which would prohibit or prevent the exchange of the Exchangeable Shares (by CERI Shareholders who have elected to receive Exchangeable Shares) for the purposes of the ITA from being treated on a tax-free basis for holders who are otherwise eligible for such treatment.

      4.3     Covenants of Capital Holdings

      Capital Holdings covenants and agrees to do all such acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i) apply for and use all commercially reasonable efforts to obtain all Appropriate Regulatory Approvals relating to Capital Holdings;

(ii) defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Capital Holdings which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(iii) effect all necessary registrations, filings and submissions of information required by Governmental Entities from Capital Holdings;

(iv) reserve a sufficient number of common shares in the capital of Capital Holdings for issuance upon the completion of the Arrangement, including the exchange from time to time of Exchangeable Shares;

(v) carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Capital Holdings with respect to the transactions contemplated hereby and by the Arrangement; and

(vi) use its reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Capital Holdings from other parties to loan agreements, leases or other contracts.

      4.4     Classification of Capital Holdings for U.S. Federal Income Tax Purposes

      (a) Capital Holdings is intended to be classified as an entity that is disregarded as separate from it owner (a “disregarded entity”) for U.S. federal income tax purposes.

      (b) Neither CERI, WSI nor Capital Holdings shall take any action that would cause Capital Holdings to be classified as other than a “disregarded entity” for so long as the Exchangeable Shares are outstanding.

      4.5     Closing Matters

      Each of WSI, Capital Holdings and CERI shall deliver, at the closing of the transactions contemplated hereby, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

      4.6     Prohibition on Voluntary Liquidation

      Each of WSI and Capital Holdings covenants that it shall not take any action relating to a voluntary liquidation, dissolution or winding-up of CERI, prior to the Redemption Date (as defined in the Plan of Arrangement).

ARTICLE 5

CONDITIONS

      5.1     Mutual Conditions Precedent

      The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of WSI, Capital Holdings and CERI:

(a) the Arrangement shall have been approved at the CERI Meeting by not less than two-thirds of the votes cast by the CERI Shareholders who are represented at the CERI Meeting or by CERI Shareholders in such other numbers as specified in the Interim Order;

(b) the Arrangement shall have been approved at the CERI Meeting in accordance with any conditions, in addition to those set out in Section 5.1(a), which may be imposed by the Interim Order;

(c) the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of CERI and WSI, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

(d) the Form S-3 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order, and WSI shall have received all United States state securities or “blue sky” authorizations necessary to issue the WSI Common Shares;

(e) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

(f) this Agreement shall not have been terminated pursuant to Article 6;

(g) all consents, waivers, permits, orders and approvals of any Governmental Entity (including the Appropriate Regulatory Approvals), and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would constitute a criminal offense, or would have a Material Adverse Effect on WSI, Capital Holdings or CERI, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on WSI, Capital Holdings or CERI; and

(h) there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, seeking to restrain or prohibit the consummation of the Plan of Arrangement.

      5.2     Additional Conditions Precedent to the Obligations of WSI

      The obligations of WSI to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for WSI’s exclusive benefit and may be waived by WSI):

(a) all covenants of CERI under this Agreement to be performed on or before the Effective Date shall have been duly performed by CERI in all material respects;

(b) the representations and warranties of CERI shall be true and correct in all material respects as of the Effective Date as if made on and as of such date; and

(c) the board of directors of CERI shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by CERI, to permit the consummation of the Arrangement and the issue of the Exchangeable Shares.

      5.3     Additional Conditions Precedent to the Obligations of CERI

      The obligations of CERI to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of CERI and may be waived by CERI):

(a) all covenants of WSI and Capital Holdings under this Agreement to be performed on or before the Effective Date shall have been duly performed by WSI or Capital Holdings, as applicable, in all material respects;

(b) all representations and warranties of WSI and Capital Holdings under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date; and

(c) the board of directors of each of WSI and Capital Holdings shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by each of WSI and Capital Holdings, to permit the consummation of the Arrangement and, in the case of WSI, the issue of WSI Common Shares pursuant to the Arrangement and upon the exchange from time to time of the Exchangeable Shares and the exercise from time to time of the CERI Options and the CERI Warrants.

      5.4 Satisfaction of Conditions

      The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of WSI, Capital Holdings and CERI, the Certificate is issued by the Director.

ARTICLE 6

AMENDMENT AND TERMINATION

      6.1     Amendment

      This Agreement may, at any time and from time to time before or after the holding of the CERI Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties;

(b) waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d) waive compliance with or modify any conditions precedent herein contained,

provided, however, that any such change, waiver or modification does not invalidate any required approval of the CERI Shareholders in respect of the Arrangement.

      6.2     Termination

      (a) If any condition contained in Sections 5.1 or 5.2 is not satisfied at or before the Effective Date to the satisfaction of WSI, then WSI may by notice to CERI terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of WSI arising from any breach by CERI but for which the condition would have been satisfied.

      (b) If any condition contained in Sections 5.1 or 5.3 is not satisfied at or before the Effective Date to the satisfaction of CERI, then CERI may by notice to WSI and Capital Holdings terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of CERI arising from any breach by WSI and/or Capital Holdings but for which the condition would have been satisfied.

      (c) This Agreement may:

(i) be terminated by the mutual agreement of CERI, Capital Holdings and WSI (without further action on the part of the CERI Shareholders if terminated after the holding of the CERI Meeting);

(ii) be terminated by any of CERI, Capital Holdings or WSI, if there shall be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining WSI, Capital Holdings or CERI from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable; and

(iii) be terminated by any of CERI, Capital Holdings or WSI if CERI Shareholder approval shall not have been obtained by reason of the failure to obtain the required vote at the CERI Meeting,

in each case, prior to the Effective Date.

      (d) If the Effective Date does not occur on or prior to the Drop Dead Date, then this Agreement shall terminate.

      (e) If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no party shall have any further liability to perform its obligations hereunder.

ARTICLE 7

GENERAL

      7.1     Notices

      All notices and other communications required or permitted to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally, including by prepaid courier delivery, or by telecopy, in each case addressed to the particular party at:

Capital Environmental Resource Inc.
1122 International Blvd, Suite 601
Burlington, Ontario
L7L 6Z8
Attention: General Counsel
Fax No.: (905) 319-9408

Waste Services, Inc. and/or Capital Environmental Holdings Company
c/o Capital Environmental Resource Inc.
1122 International Blvd, Suite 601
Burlington, Ontario
L7L 6Z8
Attention: General Counsel
Fax No.: (905) 319-9408

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof, unless such day is not a Business Day or unless such delivery occurs after 5:00 p.m. (local time), in which case it shall be deemed to have been given and received on the immediately following Business Day.

      7.2     Assignment

      No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

      7.3     Binding Effect

      This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and no third party shall have any rights hereunder.

      7.4     Further Assurances

      Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

      7.5     Time of Essence

      Time shall be of the essence in this Agreement.

      7.6     Jurisdiction

      This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

      7.7     Attornment

      Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and WSI hereby appoints CERI at its registered office in the Province of Ontario as attorney for service of process.

      7.8     Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

WASTE SERVICES, INC.

By:	/s/ IVAN R CAIRNS

Name: Ivan R Cairns

Title:	Executive Vice-President and General Counsel

CAPITAL ENVIRONMENTAL HOLDINGS COMPANY

By:	/s/ IVAN R CAIRNS

Name: Ivan R Cairns
Title: Secretary

CAPITAL ENVIRONMENTAL RESOURCE INC.

By:	/s/ IVAN R CAIRNS

Name: Ivan R Cairns

Title:	Executive Vice-President and General Counsel